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                                                                    Exhibit 99.1

                     MATERIAL SCIENCES CORPORATION APPOINTS
    RONALD A. MITSCH AS CHAIRMAN AND MICHAEL J. CALLAHAN AS PRESIDENT AND CEO


ELK GROVE VILLAGE, IL, APRIL 17, 2003-----Material Sciences Corporation (NYSE:MSC), a leading provider of material-based solutions for electronic, acoustical/thermal, and coated metal applications, today announced that it has named Dr. Ronald A. Mitsch as non-executive Chairman and Michael J. Callahan as President and Chief Executive Officer, effective immediately. They succeed Gerald G. Nadig, who has resigned.

Dr. Mitsch is a board member and retired Vice Chairman and Executive Vice President of 3M Company. Mr. Callahan is a board member and retired Executive Vice President and Chief Financial Officer of FMC Corporation.

"The board of directors would like to thank Gerry for his 14 years of service. Under Gerry's leadership, the Company has seen many changes and positive developments in achieving our strategic plan. We wish Gerry and his family success and happiness in their future endeavors," said Dr. Mitsch.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal, and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partner, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. Economic Value Added is MSC's primary financial management and incentive compensation measure. The company's stock traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index.